Exhibit 10.1
CVB FINANCIAL CORP. 2008 EQUITY INCENTIVE PLAN
AMENDMENT NO. 2
THIS AMENDMENT NO. 2 (the “Amendment”) to the CVB Financial Corp. 2008 Equity Incentive Plan (the “Plan”), adopted by CVB Financial Corp., a California corporation (the “Company”), is effective as of November 18, 2009. All capitalized terms in this Amendment shall have the same meaning as in the Plan.
Whereas, pursuant to Section 8.1 of the CVB Financial Corp. 2008 Equity Incentive Plan (the “Plan”), the Board of Directors of CVB Financial Corp. (the “Company”) may, in its sole discretion, amend the Plan, or any part thereof, at any time and for any reason; provided that no such amendment alters or impairs any rights or obligations under any award previously granted to any participant in the Plan;
Whereas, the Board of Directors deems it to be in the best interests of the Company to amend the Plan to permit the Administrator of the Plan to accelerate the vesting of stock options or to reduce the period of restriction on restricted stock to less than 3 years in the event the continuous service of an employee or consultant terminates due to retirement;
Now, Therefore, Be It Hereby Resolved, that the Plan is hereby amended to add the following language as the third sentence of Section 5.4:
“Notwithstanding the foregoing sentence, the Administrator shall have the power and the discretion to accelerate vesting to a period of less than three years in the event a Participant’s Continuous Status as an Employee or Consultant terminates due to Retirement.”
and the following language as the third sentence of Section 6.2:
“Notwithstanding the foregoing sentence, the Administrator shall have the power and the discretion to reduce the Period of Restriction to a period of less than three years in the event a Participant’s Continuous Status as an Employee or Consultant terminates due to Retirement.”
Resolved Further, that the Chief Financial Officer of the Company is hereby authorized, empowered and directed for and on behalf of the Company prepare and execute an amendment to the Plan and to take all such further action and to execute all such further documents as such officer shall determine to be necessary advisable or appropriate to effect the intent of each of the foregoing resolutions, such determination to be conclusively evidenced by the action or actions of such officer.
Survival. Except as modified hereby, all of the provisions of the Plan remain in full force and effect.

References. Any reference to the Plan contained in any document, instrument or agreement executed in connection with the Agreement, shall be deemed to be a reference to the Plan as modified by this Amendment.
IN WITNESS WHEREOF, this Amendment to the Plan is effective as of the date first above written.

CVB FINANCIAL CORP.
By:	/s/ Edward J. Biebrich, Jr.
	Name:	Edward J. Biebrich, Jr.
	Title:	Chief Financial Officer